EXHIBIT 99.1

Houston Wire & Cable Company Provides Update on Governance, Executive Goals and Compensation, and Cost and Debt Reduction

HOUSTON, April 29, 2020 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) today provided an update on developments regarding its governance, executive goals and compensation, and cost and debt reduction measures.

Governance:

HWCC highlights recent and upcoming changes in board governance:

  As previously reported, the board elected the company’s largest shareholder, David Nierenberg of the D3 Family Funds, as a director on March 16, 2020. Nierenberg and his partner, Damon Benedict (an HWCC board observer), are helping the company navigate its response to the coronavirus pandemic and the global imbalance between the supply and demand for oil.
  Board Chair Bill Sheffield informed the board on April 28 that he would not stand for re-election in May, 2021.
  The board expects that Gary Yetman will succeed Sheffield as chairman, because of Yetman’s extensive experience as CEO of an industrial and commercial cable manufacturer. To smooth this succession, Yetman is expected to succeed Sheffield as chairman of the board’s Nominating and Corporate Governance Committee immediately after the 2020 annual meeting.
  Yetman is expected to stand down as Compensation Committee chairman immediately after the 2020 annual meeting, to be succeeded by Nierenberg. Nierenberg has served on public company boards since 1988 and currently serves on compensation committees for three other public companies, chairing one of them.  Nierenberg has been deeply involved in board governance for 15 years through serving on the Washington State Investment Board, chairing the advisory board of the Ira Millstein Center for Global Markets and Corporate Ownership at Columbia Law School, and chairing the Research Advisory Council for proxy advisor Glass Lewis & Company.

2020 Annual Incentive Plan for Senior Management:

HWCC’s Compensation Committee convened on March 26 to discuss the impact of the coronavirus pandemic and the oil imbalance on the 2020 annual incentive plan (AIP) for the company’s senior management. The consensus, which the full board approved the following day, was that the original 2020 AIP performance goals had been overtaken by recent events and that the goals therefore should be replaced by two separate, new goals for “controlling the controllables”:

  Halving HWCC’s net debt from $79.3 million at year-end 2019 to under $40 million (70% weight).
  Producing a positive normalized net income for 2020, even in the face of the COVID-19 pandemic and the oil imbalance (30% weight).

Further, while the board always retains discretion, its intention is that bonuses under the revised AIP will be earned only if a goal is fully realized in 2020.

These new performance goals are intended to drive focused, immediate tactical actions by management to monetize working capital, to carefully prioritize capital investment, to surgically reduce cost throughout the entire company, to improve pricing and margins, and thereby halve net debt, which HWCC successfully achieved during the last industry downturn.

Since resetting the AIP goals, HWCC’s board has convened weekly to oversee progress toward meeting them.

Progress on the new 2020 AIP Goals:

HWCC’s net debt began declining in April.  HWCC expects that it will decline more rapidly as the year progresses, as the company monetizes working capital and cost reductions begin to contribute.

Progress on the following initiatives is well underway, generating an expected benefit of $8-9 million in 2020 and $14 million annualized:

  Salary and board fee reductions
  Warehouse expense reductions
  Targeted headcount reductions
  Other operating expense reductions, including LEAN initiatives
  Product pricing optimization

As part of this program, the board of directors reduced its fees 20%; the CEO reduced his salary 15%; and the company reduced other employees’ compensation 5-10%. In addition, and subject to shareholder approval of additional shares under the company’s stock plan, the board of directors has elected to receive its compensation in stock, to free up cash for debt reduction.

Additional projects are also underway to further reduce cost and generate cash for incremental debt reduction, this year and next. HWCC will report progress on these initiatives as their results materialize.

In conclusion, the company profoundly appreciates the employees’ converting to work from home, their commitment to continuing to provide excellent customer service, and their support for and participation in the company’s initiatives during these unprecedented and challenging times.

About the Company

With 44 years of experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 related to the expected impact of the novel coronavirus (COVID‐19) pandemic and drop in oil prices. Such forward-looking statements include, without limitation, the impact and adequacy of actions we have taken to reduce expenses and improve liquidity in response to the outbreak. Words such as “expects,” “intends,” “believes,” variations of such words, and similar expressions are also intended to identify such forward-looking statements.

These forward-looking statements are subject to many risks, uncertainties and assumptions, all of which may cause outcomes to be materially different from any expected outcomes, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, the continuing and developing effects and severity of the spread of COVID-19; the duration of the quarantine and stay-at-home orders and the potential imposition of further restrictions on travel in the future; the full effect of the outbreak on the general economy and on the businesses of our customers and suppliers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by local and federal governments; and other risks, uncertainties and assumptions discussed from time to time in the Company’s other public filings and public announcements, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Report on Form 8-K dated April 29, 2020, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available to the Company on the date hereof. New risks emerge from time to time.  It is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, the Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:

Christopher M. Micklas
Chief Financial Officer
Direct:  713.609.2114
Fax:  713.609.2168
cmicklas@houwire.com